Exhibit 99.1

News Release

Investor Relations Contacts:	News Media Contact:
Shona L. Bedwell	Joel Reuter
317.808.6169	317.808.6137
shona.bedwell@dukerealty.com	joel.reuter@dukerealty.com

Randy A. Henry
317.808.6060
randy.henry@dukerealty.com

Duke Realty Corporation Names Bob Chapman as

Chief Operating Officer

(Indianapolis, IN — August 8, 2007) — Duke Realty Corporation (NYSE: DRE) today named Bob Chapman as Chief Operating Officer.  Chapman has been Duke’s Senior Executive Vice President of Real Estate Operations since 2003.

In his new role, Chapman will continue to oversee the operations of Duke’s existing markets and future expansion into new markets.  In addition, Chapman will actively participate in the expansion of the Company’s joint venture operations as well as the acquisition and disposition of properties.

Chapman joined Duke in 1997 as Executive Vice President of Acquisitions.  In that role he worked closely with senior management and the local business units to acquire property in all of the Company’s markets throughout the Midwest.  In 1999, Chapman transferred from Chicago to Atlanta and became Regional Executive Vice President for Duke’s Southeast Region, which ultimately included Atlanta, Dallas, Raleigh, Tampa, and Orlando.  Recently, he has led the Company’s national expansion into significant growth markets, from Los Angeles to Washington, DC. He has also been instrumental in Duke’s expansion into the logistics and portside industrial markets, including the redevelopment of brownfield sites, such as the former General Motors facility in Baltimore.

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Commenting on Chapman’s promotion, Denny Oklak, Duke’s Chairman and Chief Executive Officer, said, “Bob has successfully overseen our operations in existing cities and played a key role in our expansion into new markets. In his new position, he will continue to lead our growth into new markets throughout the country and work with our leadership team on strategic initiatives.”

About Duke Realty Corporation

Duke Realty Corporation specializes in the ownership, construction, development, leasing and management of office, industrial, healthcare and retail real estate.  It is the largest publicly-traded, vertically integrated office/industrial real estate company in the United States.  Duke’s properties encompass approximately 117 million rentable square feet that are leased by approximately 3,500 tenants, and approximately 7,500 acres of undeveloped land that can support over 111 million square feet of additional development.  Duke provides a full range of services in-house, backs them with more than 30 years experience, and delivers valuable real estate solutions to satisfied customers across the nation.  Duke common stock is listed on the New York Stock Exchange under the symbol: DRE.  Visit Duke on the web at www.dukerealty.com.

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